Exhibit 21.1

Subsidiaries of the Registrant

The subsidiaries of the Registrant, excluding those which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of July 31, 2011, are:

Airstream, Inc. (a Nevada corporation)

DS Corp. dba CrossRoads RV (an Indiana corporation)

Damon Corporation (a Delaware corporation)

Dutchmen Manufacturing, Inc. (a Delaware corporation)

Thor Motor Coach, Inc. (a Delaware corporation)

Komfort Corp. (a Delaware corporation)

Keystone RV Company (a Delaware corporation)

ElDorado National California, Inc. (a California corporation)

ElDorado National Kansas, Inc. (a Kansas corporation)

Champion Bus, Inc. (a Delaware corporation)

General Coach America, Inc. (a Delaware corporation)

Goshen Coach, Inc. (an Indiana corporation)

SJC Industries, Corp. (an Indiana corporation)

Thor Tech, Inc. (a Nevada corporation)

Towable Holdings, Inc. (a Delaware corporation)

Heartland Recreational Vehicles, LLC (an Indiana limited liability company)